Exhibit 10.1

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO BORROWER AT THE FOLLOWING ADDRESS: 2091 STIERLIN COURT, MOUNTAIN VIEW, CA 94043 ATTENTION: CHIEF EXECUTIVE OFFICER FAX NUMBER: (650) 944-7999

PROMISSORY NOTE

$5,000,000	September 28, 2015
Mountain View, CA

FOR VALUE RECEIVED, ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of GRUPO FERRER INTERNACIONAL, S.A., a company organized under the laws of Spain (“Lender”), in lawful money of the United States of America (“Dollars”), the principal sum of Five Million Dollars ($5,000,000) (the “Loan”), or such lesser amount as may be outstanding or advanced from time to time under this Note, together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on May 31, 2016 (the “Maturity Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of six percent (6%) per annum. Interest shall compound monthly and be due and payable on demand on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Notwithstanding the foregoing, interest shall accrue from the date hereof only upon the First Tranche (as defined below) and no interest shall accrue on the Second Tranche (as defined below) until such time that the Borrower makes a request to borrow the Second Tranche and such funds are made available to the Borrower.

3. Place of Payment. All amounts payable hereunder shall be payable at the office of Lender, Av. Diagonal 549, E-08029 Barcelona, Spain, unless another place of payment shall be specified in writing by Lender.

4. Prepayment. Borrower may prepay this Note at any time without premium or penalty.

5. Application of Payments. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

1.

6. Loan Requests. Lender shall, as of the date hereof, make immediately available to Borrower Three Million Dollars ($3,000,000) (the “First Tranche”) of the principal amount indicated on the face of this Note for borrowings by Borrower. Lender shall make the remaining balance of the principal amount indicated on the face of this Note (the “Second Tranche”) available for borrowings upon request by the Borrower made on or after January 1, 2016, provided that whenever Borrower desires a loan on the Second Tranche, Borrower shall notify Lender by facsimile transmission or telephone no later than 4:00 p.m. Pacific time, four (4) business days prior to the date on which the loan is requested to be made. At the time of any borrowing under this Note (or at the time of receipt of any payment of principal), Lender shall make or cause to be made, an appropriate notation on the EXHIBIT A attached hereto reflecting the amount of such borrowing (or the amount of such payment). The outstanding amount of this Note set forth on such EXHIBIT A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due. Borrower and Lender hereby acknowledge that the initial principal amount outstanding under this Note as of the date hereof shall be Three Million Dollars ($3,000,000), as indicated on the attached EXHIBIT A, and the maximum principal amount of loans under this Note shall not exceed Five Million Dollars ($5,000,000).

7. Stock Issuance. As additional consideration for the Loan, on the date Borrower receives the First Tranche, Borrower shall issue to Lender one-hundred and twenty-five thousand (125,000) shares of Borrower’s common stock, par value $0.0001 per share.

8. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within ten (10) business days thereafter;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

9. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

2.

10. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11. Taxes. Borrower shall deduct and withhold from payments due pursuant to this Note any taxes required to be deducted and withheld under applicable law. Any such withheld taxes shall be timely paid over to the appropriate governmental authority in accordance with applicable law. To the extent that taxes are deducted and withheld from payments otherwise payable pursuant to this Note, and are paid to the appropriate governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Note as having been paid to the person in respect of whom such deduction and withholding was made. Borrower shall provide such person with proof reasonably satisfactory to such person of any taxes withheld and paid to any governmental authority on behalf of such person. On or prior to the date hereof, Lender shall deliver to Borrower (i) two executed originals of the applicable IRS Form W-8, and (ii) to the extent Lender is eligible for an exemption from or reduction of any otherwise applicable withholding tax, any other applicable documentation required or reasonably requested by Borrower to establish that Lender is entitled to such exemption or reduction. As soon as reasonably practicable following any transfer by Lender of the Note to an assignee (or any other successor to Lender’s interest in the Note), such assignee or successor, as applicable, shall deliver to Borrower (i) in the case such assignee or transferee is a United States person (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”)) (a “U.S. Person”), two executed originals of IRS Form W-9 certifying that such assignee or successor is not subject to U.S. federal backup withholding, or (ii) in the case such assignee or transferee is not a U.S. Person, (a) two executed originals of the applicable IRS Form W-8, and (b) to the extent such assignee or transferee is eligible for an exemption from or reduction of any otherwise applicable withholding tax, any other applicable documentation required or reasonably requested by Borrower to establish that such assignee or transferee is entitled to such exemption or reduction. Lender, its assignees, transferees and Borrower shall use commercially reasonable efforts to establish any applicable exemption from or reduction of otherwise applicable withholding taxes with respect to payments made hereunder. If any payment hereunder to a non-U.S. Person is subject to Sections 1471-1474 of the Code (“FATCA”), the applicable non-U.S. Person shall provide Borrower with all documentation prescribed by applicable law or reasonably requested by Borrower in order for Borrower to comply with its obligations under, and determine the amount, if any, of withholding taxes imposed pursuant to FATCA.

12. Original Issue Discount. The “issue price” for the First Tranche issued pursuant to this Note shall equal (i) the face value of the Lender’s interest in the portion of the Loan associated with the First Tranche, minus (ii) the Stock Value (as defined below). Lender and Borrower agree (x) that the portion of the Loan associated with the First Tranche is part of an investment unit issued within the meaning of Section 1273(c)(2) of the Code, which also includes the stock issued pursuant to Section 7 of this Note, (y) that the allocation provided in this Section 12 will be used for purposes of Section 1273(c)(2) of the Code and (z) to use the foregoing issue prices for all applicable Tax purposes with respect to this transaction, except as otherwise required by applicable law. Borrower and Bank agree to make any determinations under Treasury Regulations §1.1273-2(h)(2) consistent with the foregoing and to file all required tax returns consistently with the foregoing, as applicable, except as otherwise required by applicable law. Lender and Borrower hereby agree (i) that the Stock Value shall be $            , (ii) to consistently apply the Stock Value for all tax and information reporting purposes, and (iii) to take no action inconsistent with the Stock Value for such purposes unless otherwise required by applicable law.

3.

13. Mutual Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS NOTE OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS NOTE. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

14. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof, provided however that the right to receive principal and/or interest payments may be assigned or transferred only by (i) surrender of this Note to Borrower and (a) reissuance by Borrower of this Note to the new holder or (b) issuance by Borrower of a new note to the new holder, or (ii) notification to Borrower of the transfer and a change by Borrower in Borrower’s books and records identifying the new owner of an interest in the principal or interest on this Note. Borrower shall at all times maintain a book-entry system, which shall reflect ownership of this Note and interests therein.

BORROWER:	ALEXZA PHARMACEUTICALS, INC.

	By:	/s/ Thomas B. King
Printed Name: Thomas B. King
Title: President & CEO

LENDER:	GRUPO FERRER INTERNACIONAL, S.A.

	By:	/s/ Jorge Ramentol Massana
Printed Name: Jorge Ramentol Massana
Title: CEO

	By:	/s/ Juan Fanés Trillo
Name: Juan Fanés Trillo Title: CFO

4.

EXHIBIT A

PRINCIPAL BORROWINGS SCHEDULE

DATE	BORROWING	REPAYMENT	PRINCIPAL BALANCE
SEPTEMBER 28, 2015	$3,000,000		$3,000,000